UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 24, 2008
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida	000-22052	65-0202059
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1854 Shackleford Court, Suite 200,
Norcross, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The disclosure regarding the agreement between ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions, and certain wholly owned subsidiaries (“we,” “us,” or the “Company”), and Laurus Master Fund, Ltd. (“Laurus”) to extend the Maturity Date (as defined below) of the Company’s obligations owed to Laurus, in Item 8.01 below, is incorporated herein by reference.
Item 8.01 Other Events.
     On April 30, 2008, we entered into an agreement with Laurus to extend the maturity date (the “Maturity Date”) of the Company’s obligations to repay outstanding principal, and accrued but unpaid interest, owed by the Company to Laurus under that certain Security and Purchase Agreement with Laurus Master Fund, Ltd. (“Laurus”) dated December 6, 2005 (the “Loan Agreement”) and the related revolving credit facility (the “Revolving Credit Facility”). Laurus has agreed to extend such Maturity Date through July 31, 2008.
     In addition, effective April 24, 2008, we entered into an Overadvance Side Letter (the “Overadvance Side Letter”) to the Loan Agreement with Laurus. Under the Overadvance Side Letter, Laurus has agreed to fix the overadvance amount available under the Revolving Credit Facility at $125,000, which provides the Company with an additional $100,000 in financing under such Revolving Credit Facility. Laurus has also agreed that the overadvance shall not trigger an event of default under the Loan Agreement at this time. In consideration for this extension of additional credit and waiver, the Company has agreed to pay Laurus $25,000.
     The Company intends to use the additional funds for general corporate purposes and working capital.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: May 1, 2008	/s/ Peter E. Fleming, III
Peter E. Fleming, III
Chief Executive Officer